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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-49308) pertaining to the Rollins, Inc. 1998 Employee Stock Incentive Plan, Registration Statement (Form S-8 No. 33-47528) and Registration Statement (Form S-8 No. 33-26056) both pertaining to the Rollins, Inc. 401k Plan, and Registration Statement (Form S-8 No. 33-52355) pertaining to the Rollins, Inc. 1994 Employee Stock Incentive Plan, of our report dated March 15, 2004 (except with respect to the first paragraph of Note 12, as to which the date is March 11, 2005), with respect to the consolidated financial statements and schedule of Rollins, Inc. and Subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ ERNST & YOUNG LLP

Atlanta, Georgia
March 1, 2006

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM